Exhibit 12.5

Report of Independent Registered Public Accounting Firm

The Board of Directors
Rogers Cable Inc.

Under date of March 9, 2007, we reported on the consolidated balance sheets of Rogers Cable Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, deficit, and cash flows for each of the years in the three-year period ended December 31, 2006, as incorporated by reference into the annual report on Form 20-F for the year 2006. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
March 9, 2007